Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report related to Babcock & Brown Air Limited, dated June 13, 2007, in the Registration Statement (Form F-1) and related Prospectus of Babcock & Brown Air Limited for the registration of its common stock.

/s/ Ernst & Young LLP

San Francisco, California
September 21, 2007